SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Fidelity Trend Fund
(Name of Registrant as Specified In Its Charter)
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FIDELITY TREND FUND

SPECIAL MEETING OF SHAREHOLDERS ADJOURNED UNTIL MAY 15, 2023

YOUR VOTE IS EXTREMELY IMPORTANT

NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE

Dear Shareholder:

Please be aware that the Fidelity Trend Fund has adjourned the Special Meeting of Shareholders until May 15, 2023 at 8:00 a.m. Eastern Time (ET).

We have adjourned the special meeting of shareholders because we have not received the required number of votes to approve reclassifying the diversification status of the fund from diversified to non-diversified by eliminating the related fundamental policy. You may think your vote is not important, but the only way to pass the proposal, which would provide the portfolio manager with additional investment flexibility and may alleviate the constraint on the portfolio manager’s ability to more fully achieve targeted exposures to individual securities in light of increased index concentration, is to vote your shares.

As a shareholder, you have the right to consider the proposal and vote your shares. Please take a few minutes to vote by mailing your proxy card, or calling the toll-free number or visiting the website indicated on your proxy card.

If you have already voted, thank you for your response. If you have further questions, please call 1-800-544-8544. Thank you.

Broadridge Financial Solutions, Inc. has been engaged by Fidelity Investments as a paid solicitor. In the event that you receive a telephone call from a Broadridge Financial Solutions, Inc. representative, you may be asked to verify certain personal information for identification verification (e.g., name and address).

Sincerely,

Robert A. Lawrence

Chair

GW-ADJ-0423
1.9909826.100